Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-184456) and in the related Prospectus of Acadia Healthcare Company, Inc. for the registration of shares of its common stock of our report dated April 26, 2012, with respect to the combined financial statements of Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC included in this Current Report on Form 8-K of Acadia Healthcare Company, Inc.

/s/ Ernst & Young LLP

Nashville, Tennessee
December 3, 2012